EXHIBIT 99.1

j2 Global Communications Files Form 10-K

Announces Q1 2006 release date

Los Angeles—March 28, 2006—j2 Global Communications, Inc. [NASDAQ: JCOM], the provider of outsourced, value-added messaging and communications services, announced today that it filed its annual report for fiscal 2005 on Form 10-K with the Securities and Exchange Commission.

 The Company also announced today that it will release its first quarter 2006 financial results on Tuesday, April 25, 2006, after the close of the market and will host a conference call at 5 p.m. Eastern Time on that day.

The Company’s fiscal 2005 revenues of $143.9 million and pre-tax income of $74.6 million remain as previously reported. The Company’s provision for income taxes has increased by $1.9 million, resulting in an effective tax rate of 31.3% for 2005 and in net earnings per share for the year of $2.00 versus the previously reported $2.08.

The Company believes that its tax rate, before the adoption of FAS 123(R), will be between 29% and 31% for fiscal 2006 rather than the previously anticipated 27%. The Company will provide Q2 2006 and fiscal 2006 revenue and EPS guidance during its first-quarter earnings conference call.

About j2 Global Communications
Founded in 1995, j2 Global Communications, Inc. provides outsourced, value-added messaging and communications services to individuals and businesses around the world. j2 Global’s network spans more than 2,000 cities in 26 countries on five continents. The Company offers faxing and voicemail solutions, unified-messaging and communications services, document management solutions and Web-initiated conference calling. j2 Global markets its services principally under the brand names eFax®, j2®, jConnect®, JFAXTM, eFax Corporate®, Onebox®, Electric Mail®, jBlast®, eFax BroadcastTM, eVoice®, PaperMaster®, Consensus®, M4 Internet® and Protofax®. As of December 31, 2005, j2 Global had achieved 35 consecutive quarters of revenue growth and 16 consecutive quarters of growing operating earnings. For more information about j2 Global, please visit www.j2global.com.

Contacts
Christine Brodeur	Jeff Adelman
Socket Media, Inc.	j2 Global Communications, Inc.
800-338-6023 x101	323-372-3617
c.brodeur@socketmedia.com	press@j2global.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: Subscriber growth and retention; variability of usage-based revenue based on changing conditions in particular industries and the economy generally; ability to obtain telephone numbers in sufficient quantities in desired locations on acceptable terms; protection of the Company’s proprietary technology or infringement by the Company of intellectual property of others; the risk of adverse changes in the U.S. or international regulatory environments surrounding unified messaging and telecommunications, including but not limited to the imposition of additional taxation or regulatory-related fees; and other factors set forth in j2 Global’s filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting j2 Global, refer to the Annual Report on Form 10-K filed by j2 Global on March 27, 2006, and the other reports filed by j2 Global from time to time with the SEC, each of which is available at www.sec.gov.